Exhibit 99.1

LSI INDUSTRIES

FOR IMMEDIATE RELEASE DATE: APRIL 23, 2003	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE QUARTER ENDED MARCH 31, 2003,
DECLARES REGULAR QUARTERLY CASH DIVIDEND, AND
ANNOUNCES THE FORMATION OF LSI GRAPHIC SOLUTIONS PLUS

Cincinnati, April 23, 2003 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the third quarter ended March 31, 2003.

Financial Highlights

(In thousands, except per
share data; unaudited)

	Three Months Ended March 31				Nine Months Ended March 31
	2003	2002	% Change		2003	2002	% Change
Net Sales	$44,228	$58,261	(24	.1)%	$157,548	$202,004	(22	.0)%
Operating Income	$841	$4,339	(80	.6)%	$7,987	$18,246	(56	.2)%
Net Income	$468	$2,549	(81	.6)%	$5,370	$10,858	(50	.5)%
Earnings Per Share (diluted)	$0.03	$0.16	(81	.3)%	$0.34	$0.68	(50	.0)%

	3/31/03	6/30/02
Working Capital	$52,294	$55,793
Total Assets	$177,355	$189,842
Shareholders' Equity	$141,945	$139,349

Third Quarter 2003 Results

        Net sales in the third quarter of fiscal 2003 were $44.2 million, a 24% decrease from last year’s third quarter net sales of $58.3 million. Net income of $0.5 million ($0.03 per share) decreased 82% from the $2.5 million ($0.16 per share) reported last year. Commercial / Industrial Lighting Segment net sales decreased 12% to $18.9 million, and Image Segment net sales decreased 31% to $25.3 million. Net sales to the petroleum / convenience store market, the Company’s major market that is included in the Image Segment, represented 30% and 36% of total net sales in the third quarters of fiscal years 2003 and 2002, respectively. Earnings per share for all periods represent diluted earnings per share.

Nine Month 2003 Results

        Net sales in the first nine months of fiscal 2003 were $157.5 million, a 22% decrease from last year’s nine month net sales of $202.0 million. Net income of $5.4 million ($0.34 per share) decreased 51% from the $10.9 million ($0.68 per share) reported in the first nine months last year. Commercial / Industrial Segment net sales decreased 11% to $64.0 million, and Image Segment net sales decreased 28% to $93.5 million. Net sales to the petroleum / convenience store market represented 30% and 35% of total net sales in the first nine months of fiscal years 2003 and 2002, respectively.

LSI Industries Inc. Fiscal 2003 Third Quarter Results
April 23, 2003

Company Comments

        Bob Ready, President and Chief Executive Officer, stated, “As we previously indicated, the seasonally low third quarter was very disappointing as both LSI business segments were weak due to economic conditions, harsh winter weather and the effects of the Middle East war in Iraq. We have been very active in our markets and as aggressive as possible with product pricing in order to protect market share. Approximately one-third of the reduction in Image Segment net sales in both the third quarter and the nine month period is attributable to the large menu board program from which we have reported higher net sales in past periods than we have shipped to date in fiscal 2003, or expect to ship as the program comes to completion by the end of calendar 2003. The Image Segment business also continues to be adversely affected by weakness in the petroleum / convenience store market, which was down $7 million in the third quarter and down $24 million for the nine month period. Although this weakness has been present for several quarters, we continue to believe this is not a long-term market trend. We believe when the Middle East returns to relative stability, major oil company spending on lighting, graphics and image conversion programs will similarly return. Of course, an improvement in the U.S. economy would also be expected to lead to higher sales for LSI.

        Our efforts during the past quarter have been very focused on new product development, product introductions in several markets, cost improvements and overhead reduction. At the same time, cash flow has been strong and the financial condition of the Company is very sound. LSI has a well-established strategy of combining lighting and graphics to produce image, and the Company’s future results will continue to be influenced by participation in our customers’ visual image conversion programs, as well as by opportunities and growth in the commercial / industrial lighting markets. Several very interesting opportunities exist in each of our business segments and we are aggressively in pursuit. We believe our market share has been protected and maintained in the past several quarters. We are confident of our capabilities, financial strength and the longer-term outlook in our markets, but continue to view the next six months cautiously.”

Formation of LSI Graphic Solutions Plus

        Bob Ready also announced that “David W. McCauley, currently president of Grady McCauley Inc. (a company acquired by LSI Industries in 1997) has been named President of LSI Graphic Solutions Plus.” He will provide leadership for this newly established graphics organization from his current office in North Canton, Ohio. LSI Graphic Solutions Plus is a strategic combination of LSI’s three graphics companies (Grady McCauley, LSI Retail Graphics, and SGI Integrated Graphic Systems) into one graphics force in the market.

        Mr. Ready further stated “The individual strengths of these three companies are being integrated to operate as one for LSI’s customers. This combination of people, assets, experience and technology will form one of the most capable graphics solution company in the U.S., fully committed to an elevated level of service, total program offering and cost efficient operations. We believe this new organization and strategy will put the graphics business in a much stronger position when the economy improves.”

        LSI Graphic Solutions Plus has production facilities strategically located in Ohio, Rhode Island and Texas with state-of-the-art equipment and technology to produce customized, high quality, cost effective products. The “Plus” refers to other products and services available from LSI: lighting products for interior and exterior applications, and program management with a depth of engineering expertise across the country.

LSI Industries Inc. Fiscal 2003 Third Quarter Results
April 23, 2003

Cash Dividend Action

        The Board of Directors declared a regular cash dividend of $0.06 per share, payable May 13, 2003 to shareholders of record as of May 6, 2003. This quarterly dividend currently represents an indicated annual rate of $0.24 per share. Given the Company’s cash flow, strong financial condition and belief that the current depressed operating results do not represent a long-term trend, the Board of Directors believes the current regular cash dividend rate should be maintained notwithstanding the stated dividend policy which calls for a lower payout ratio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the earnings and projected business, among other things. These are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties that could cause actual results to differ materially from those expected. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.

About the Company

        LSI Industries, headquartered in Cincinnati, is an integrated design, manufacturing, and imaging company supplying its own high-quality lighting fixtures and graphic elements for both exterior and interior applications primarily in North America. The Company’s major markets are the petroleum / convenience store market, the multi-site retail market (including restaurants, automobile dealerships, and national retail accounts), and the commercial / industrial lighting market. LSI employs approximately 1,400 people in sixteen facilities located in Ohio, California, Georgia, New York, Kansas, Kentucky, Oregon, Rhode Island, South Carolina, Tennessee, Texas and Washington. The Company’s common shares are traded on the Nasdaq National Market under the symbol LYTS.

LSI INDUSTRIES INC.

Condensed Income Statements

(in thousands, except per
share data; unaudited)

	Three Months Ended March 31		Nine Months Ended March 31
	2003	2002	2003	2002
Net sales	$44,228	$58,261	$157,548	$202,004
Cost of products sold	33,647	42,364	116,893	145,283
Gross profit	10,581	15,897	40,655	56,721
Selling and administrative expenses	9,740	11,558	32,668	38,475
Operating income	841	4,339	7,987	18,246
Other (income) expense, net	93	68	305	446
Income before income taxes	748	4,271	7,682	17,800
Income tax expense	280	1,722	2,312	6,942
Net income	$468	$2,549	$5,370	$10,858
Earnings per common share
Basic	$.03	$.16	$.34	$.69
Diluted	$.03	$.16	$.34	$.68

Condensed Balance Sheets

(in thousands, unaudited)

	March 31, 2003	June 30, 2002
Current Assets	$73,177	$86,176
Property, Plant and Equipment, net	55,750	54,825
Other Assets	48,428	48,841
	$177,355	$189,842
Current Liabilities	$20,883	$30,383
Other Long-Term Liabilities	14,527	20,110
Shareholders' Equity	141,945	139,349
	$177,355	$189,842

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by fax, by calling the Investor Relations Department at (513) 793-3200.